Exhibit 99.1

Press Contact                                                                                             For Immediate Release

Janine Fogal

650-623-1469

Investor Contact:

Bill Tamblyn

650-623-1309

Ditech Communications Announces Fiscal 2005 Second Quarter Financial Results

Pre-Tax Income Up Over 250% From Same Quarter Prior Year

Mountain View, California, November 18, 2004 - Ditech Communications Corporation (Nasdaq: DITC) today reported its results for its fiscal 2005 second quarter, ended October 31, 2004. Revenues for the second quarter were $24.3 million, an increase of 67% from the same quarter of the prior fiscal year.

Pre-tax income of $10.3 million, or $0.29 per share, represented growth of 256% over the Q2 Fiscal 2004 pre-tax income of $2.9 million. Net income from continuing operations of $46.1 million included income from the release of a deferred tax valuation allowance of $35.7 million.  Net income after discontinued operations was $45.8 million.

“Our overall company performance was quite good, generating operating profits of 40 percent of revenue and adding $11 million in cash to our already strong reserves,” said Tim Montgomery, president and CEO of Ditech Communications. “Gross margins were stellar at 78 percent with pre-tax income of $0.29 per share. At the same time, as we’ve previously announced, we didn’t achieve our revenue target this quarter. This was due to a delayed shipment of a large order to an Asian customer and softening of demand by our major North American customers.”

Continued Montgomery, “Moving forward, we’re confident that we’ve built the foundation for greater success. We believe our Broadband Voice Processor, or BVP Flex, platform is the best echo cancellation and voice processing platform available, and we’ve added sales and support teams to target additional domestic and international customers. Lastly, we’ve built a lean operations and manufacturing model that has helped us deliver five straight quarters of profitability — with the last two quarters producing a dramatic rise in profitability.”

Ditech Communications will discuss its fiscal 2005 second quarter financial results at today’s conference call (see details later in this release).

GAAP Q2 Fiscal 2005 Results

GAAP net income from continuing operations includes the release of $35.7 million of a deferred tax valuation allowance and, consequently, Ditech Communications does not believe that a comparison of GAAP net income from continuing operations to the prior year periods, in which there was no release of a deferred tax valuation allowance, provides a meaningful comparison.

•                  Income from continuing operations of $46.1 million; net income from continuing operations in the same quarter of the prior fiscal year was $2.9 million.

•                  Fully diluted income per share from continuing operations of $1.28; income per share from continuing operations in the same quarter of the prior fiscal year was $0.09.

•                  Net income of $45.8 million; net income in the same quarter of the prior fiscal year was $2.9 million.

•                  Fully diluted net income per share of $1.27; net income per share in the same quarter of the prior fiscal year was $0.09.

Basis of Presentation

In the first quarter of fiscal 2004, Ditech Communications made the decision to exit its optical business. Ditech Communications subsequently executed a sale of a substantial portion of the assets used in its optical business to JDSU and disposed of the remaining assets. As a result, the optical business is accounted for as a discontinued operation in all financial information presented for both fiscal 2004 and fiscal 2005.

Q3 and Q4 Fiscal 2005 Outlook

Based upon sales forecasts and timing of orders Ditech Communications expects revenues in the third quarter of fiscal 2005 to be $20 to $21 million. The Company expects, however, fourth quarter revenues to approximate those achieved in the second quarter.

Ditech Communications expects gross profit, as a percentage of revenue, to decrease several points from the current quarter levels and expects operating expenses to be near the high end of the strategic range of 35%-45% of revenues.

Conference Call

Ditech Communications will host an investor webcast and conference call at 4:20 P.M. EST today, to review its second quarter fiscal 2005 performance and its outlook for the coming quarter. Any member of the public can listen to the conference call by calling the following number: 612-332-0636. The conference call will also be broadcast live over the Internet and can be accessed by going to either the “Press Room” or “Investors” section of Ditech Communications’ web site home page: http://www.ditechcom.com. A replay of the conference call will be available via Ditech Communications’ web site or by calling the digitized replay number at 320-365-3844. The conference call ID is: 753997. The replay of the webcast will be available on Ditech Communications’ website at the same location until at least its next earnings announcement.

Ditech Communications Corporation

Ditech Communications is a global telecommunications equipment supplier for voice networks. Ditech Communications’ voice products include voice enhancement products and high-capacity echo cancellers that utilize advanced software and digital signal processor (DSP) technology. This combination of software and hardware allows Ditech Communications to deliver Voice Quality Assurance (VQA), a robust and cost-effective solution for voice enhancement and echo cancellation. Ditech Communications (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (web site: http://www.ditechcom.com).

Forward-Looking Statements

The statements in this press release regarding Ditech Communications’ expected financial results for the third and fourth quarters of fiscal 2005 are forward-looking statements. Actual results could differ materially as a result of numerous risks and uncertainties, including the risk that: timing of orders for Ditech Communications’ voice enhancement and echo cancellation equipment is variable and could affect Ditech Communications’ ability to meet revenue expectations; shipment of products Ditech Communications expects to ship before the end of the quarter may be delayed or cancelled due to unexpected factors and events affecting its customers; Ditech Communications may experience weakening in demand for its voice and echo cancellation products; component supply problems may occur as a result of factors beyond its control; infrastructure demand could continue to weaken or remain flat due to weakness in the economy or for other unanticipated reasons; Ditech Communications’ competitors may develop products that compete favorably with its new products; Ditech Communications has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; inability to successfully convert Ditech Communications’ VQA trials to customer orders would limit VQA revenue; as well as those detailed in the section entitled “Future Growth and Operating Results Subject to Risk” in Ditech Communications’ Quarterly Report on Form 10-Q for the quarter ended July 31, 2004 (filed September 7, 2004 with the Securities and Exchange Commission).

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Ditech Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	October 31,	April 30,
	2004	2004
Assets
Cash and cash equivalents	$113,217	$94,785
Short-term investments	42,292	30,724
Accounts receivable, net	7,536	6,544
Inventories	4,291	5,955
Deferred income taxes	28	—
Other current assets	1,881	2,168

Total current assets	169,245	140,176

Long-term investments	1,167	4,996
Property and equipment, net	4,437	3,603
Deferred income taxes	50,260	—
Other assets	1,349	1,773

Total Assets	$226,458	$150,548

Liabilities and Stockholders’ Equity
Accounts payable	$2,185	$2,123
Accrued expenses	6,901	8,885
Deferred revenue	442	2,450
Income taxes payable	1,594	1,690

Total current liabilities	11,122	15,148

Stockholders’ equity	215,336	135,400

Total Liabilities and Stockholders’ Equity	$226,458	$150,548

Ditech Communications Corporation

Consolidated Statements of Operations

For the Three and Six Month Periods Ended October 31, 2004 and 2003

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2004	2003	2004	2003
Revenue	$24,253	$14,487	$49,793	$25,204

Cost of goods sold	5,299	4,937	11,703	8,691

Gross profit	18,954	9,550	38,090	16,513

Operating expenses:
Sales and marketing	3,640	3,028	7,558	6,008
Research and development	3,973	2,603	7,517	5,168
General and administrative	1,564	1,285	3,283	2,576
Restructuring costs	—	—	—	1,016

Total operating expenses	9,177	6,916	18,358	14,768

Income from operations	9,777	2,634	19,732	1,745

Other income, net	569	275	938	659

Income before benefit from income taxes	10,346	2,909	20,670	2,404

Benefit from income taxes	(35,732)	(17)	(35,523)	(6)

Income from continuing operations	46,078	2,926	56,193	2,410

Discontinued operations:
Loss from discontinued operations	—	(33)	—	(2,550)
Income (loss) on disposition of discontinued operations	(308)	—	181	(6,892)
Income (loss) from discontinued operations	(308)	(33)	181	(9,442)

Net income (loss)	$45,770	$2,893	$56,374	$(7,032)

Basic income (loss) per share:
From continuing operations	$1.35	$0.09	$1.66	$0.07
From discontinued operations	—	—	—	$(0.08)
From disposition of discontinued operations	$(0.01)	—	$0.01	$(0.22)
Basic net income (loss) per share	$1.34	$0.09	$1.67	$(0.23)

Diluted income (loss) per share:
From continuing operations	$1.28	$0.09	$1.56	$0.08
From discontinued operations	—	—	—	$(0.08)
From disposition of discontinued operations	$(0.01)	—	$0.01	$(0.22)
Diluted net income (loss) per share	$1.27	$0.09	$1.57	$(0.22)

Weighted shares used in per share calculation:
Basic	34,091	31,297	33,758	30,995
Diluted	36,172	32,558	35,902	32,021